Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Village Bank and Trust Financial Corp. of our report dated March 22, 2024, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Village Bank and Trust Financial Corp. for the year ended December 31, 2023.

Richmond, Virginia

September 6, 2024